Exhibit 99.1

Hainan Manaslu Acquisition Corp. Announces Additional Contribution to Trust Account to Further Extend Period to Consummate Business Combination

NEW YORK, July 10, 2023 (GLOBE NEWSWIRE) -- Hainan Manaslu Acquisition Corp. (NASDAQ: HMACU, the “Company”), a special purpose acquisition company, announced today that Able View Inc. (“Able View”), has deposited into the Company’s trust account (the “Trust Account”) an aggregate amount of $227,700 (representing approximately $0.033 per public share), in order to extend the period of time the Company has to complete a business combination for an additional one (1) month period, from July 15, 2023 to August 14, 2023. The Company issued one unsecured promissory note in an amount of $227,700, to Able View with a principal amount equal to the amount deposited. The promissory note bears no interest and is convertible into the Company’s units (with each unit consisting of one ordinary share, one warrant to purchase one ordinary share, and one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination) at a price of $10.00 per unit at the closing of a business combination by the Company. The purpose of the extension is to provide time for the Company to complete a business combination.

ABOUT HAINAN MANASLU ACQUISITION CORP.

Hainan Manaslu Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination opportunity in any business, industry, sector or geographical location, the Company intends to focus on industries that complement its management team’s background, and to capitalize on the ability of its management team and advisor to identify and acquire a business. However, the Company will not consummate an initial business combination with an entity or business with China operations consolidated through a variable interest entity structure.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Hainan Manaslu Acquisition Corp.

B3406, 34F, West Tower, Block B Guorui Building, 11 Guoxing Avenue

Haikou, Hainan Province, People’s Republic of China 570203

Wenyi Shen, CFO

Tel: +86-898-65315786

Email: woody.shen@imanaslu.com